INSTALLED BUILDING PRODUCTS REPORTS
RECORD FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS
IBP’s Board of Directors Declares Regular $0.33 Per Share Quarterly Dividend, and $0.90 Per Share Annual Variable Dividend

Columbus, Ohio, February 22, 2023, Installed Building Products, Inc. (the "Company" or "IBP") (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced results for the fourth quarter ended December 31, 2022.
Fourth Quarter 2022 Highlights (Comparisons are to Prior Year Period)
•Net revenue increased 28.6% to a fourth quarter record of $686.5 million
◦Installation revenue increased 22.7% to $641.0 million, driven by strong growth across IBP’s residential new construction markets
◦Other revenue, which includes IBP’s manufacturing and distribution operations, increased from $12.2 million to $47.7 million, driven by strong operating results and recent acquisitions
•Net income increased 134.0% to $68.7 million
•Adjusted EBITDA* increased 54.3% to a fourth quarter record of $115.4 million
•Net income per diluted share increased 144.4% to $2.42
•Adjusted net income per diluted share* increased 71.1% to $2.43
•Price/mix growth increased by 24.3% during the fourth quarter
•At December 31, 2022, IBP had $229.6 million in cash and cash equivalents
•Declared fourth quarter dividend of $0.315 per share which was paid to shareholders on December 31, 2022
•Returned $34.3 million to shareholders in the fourth quarter through cash dividends and share repurchases
Recent Developments
•In February 2023, acquired Four State Insulation, Inc., a residential installer of fiberglass and spray foam insulation with approximately $3.9 million in annual revenue and locations in Maryland and West Virginia
•IBP’s Board of Directors declared the first quarter regular cash dividend of $0.33 per share, representing a 5% increase to the Company's regular dividend
•IBP’s Board of Directors also declared an annual variable dividend of $0.90 per share, in-line with the prior year
•IBP's Board of Directors authorized a new stock repurchase program that allows for the repurchase of up to $200 million of our outstanding common stock through March 1, 2024
“I am extremely proud of the financial and operating results we achieved in 2022, which included record annual revenue, net income, and adjusted EBITDA. Throughout the year, we focused on supporting our residential and commercial customers during a complex operating environment, which included managing shifting end market demand, and aligning our selling prices with the value we offer customers. Overall, our record 2022 performance is a direct result of the hard work and dedication of IBP's employees,” stated Jeff Edwards, Chairman and Chief Executive Officer.
Mr. Edwards continued, “Our 2022 results also produced record operating cash flow, which supported our acquisition strategy, share repurchase program, and dividend policy. I am pleased to report that we achieved our goal of acquiring over $100 million in annual revenue. In addition, during 2022 we invested $137.6 million to repurchase 1.5 million shares of IBP stock and paid shareholders $62.7 million in cash dividends. We believe we can continue to pursue our growth-focused capital allocation strategy throughout the economic cycle.”
“We believe that we are better positioned today than any other time in our history to navigate the cyclicality of the U.S. housing market given our strong customer relationships, experienced leadership team, national scale, and diverse product categories and end markets. With roughly $230 million in cash and cash equivalents, no significant near-term debt maturities, and leverage ratio under two times, we are well-positioned to continue making investments that support our long-term growth while returning capital to our shareholders,” concluded Mr. Edwards.
Acquisition Update
IBP continues to prioritize profitable growth through its proven strategy of acquiring well-run installers of insulation and complementary building products. During 2022, the Company completed eight acquisitions representing approximately $109 million of annual revenues. For 2023, IBP expects to acquire at least $100 million of annual revenue.
During the 2022 fourth quarter, IBP completed the following acquisitions:
•ABS Insulating Company, Inc., a Charlotte, NC and Myrtle Beach, SC installer of fiberglass insulation, spray foam insulation, and gutters into new residential projects with annual revenue of approximately $21 million.
•Orr Industries, LLC, a Scranton, PA installer of spray foam and fiberglass insulation into residential and commercial projects as well as an installer of fireproofing and waterproofing services for commercial structures with annual revenue of approximately $10 million.
•Surface Purveyors, LLC, a Missoula, MT and Hamilton, MT installer of fiberglass and spray foam insulation into residential, and commercial projects with annual revenue of approximately $5 million.
In February 2023, IBP acquired Four State Insulation, Inc. (“Four State”). Established in 2007, Four State has locations in Halethorpe, MD and Kearneysville, WV and services customers across its home states as well as Virginia, and Delaware. Four State primarily installs fiberglass and spray foam insulation into residential projects and has annual revenue of approximately $4 million.
2023 First Quarter Regular Cash Dividend and 2023 Annual Variable Dividend
IBP’s Board of Directors has approved the Company’s quarterly cash dividend of $0.33 per share, payable on March 31, 2023, to stockholders of record on March 15, 2023. In addition, IBP’s Board of Directors has approved the Company’s annual variable cash dividend at $0.90 per share, which will also be payable on March 31, 2023, to stockholders of record on March 15, 2023.
Share Repurchases
During the twelve months ended December 31, 2022, IBP repurchased over 1.5 million shares or approximately 5% of its common stock at a total cost of $137.6 million, including commissions. At December 31, 2022, the Company had $162 million of availability remaining under its stock repurchase program. Additionally, our board of directors authorized a new stock repurchase program that allows for the repurchase of up to $200 million of our outstanding common stock. The new program replaces the previous program and is in effect through March 1, 2024.
Fourth Quarter 2022 Results Overview
For the fourth quarter of 2022, net revenue was a fourth quarter record of $686.5 million, an increase of 28.6% from $533.7 million in the same period of 2021. On a consolidated same branch basis, net revenue improved 20.2% from the prior year quarter, which was attributable to a 24.3% increase in price/mix more than offsetting a 1.3% decline in completed job volume during the fourth quarter relative to the same period last year. Residential sales growth within our Installation segment was 21.1% on a same branch basis in the quarter. Commercial sales growth was 17.6% and up 13.2% from the prior year quarter on a same branch sales basis.
Gross profit improved 39.1% to $217.4 million from $156.3 million in the prior year quarter. Adjusted gross profit* as a percent of net revenue was 31.7%, which adjusts for the Company’s share-based compensation expense, as well as expenses directly related to COVID-19, compared to 29.3% for the same period last year. The recently acquired distribution companies disclosed in the Other segment have lower gross margins than our Installation operating segment. During the 2022 fourth quarter, the Other segment had a segment gross profit margin of 24.0% as compared to 34.0% for the Installation operating segment. Our Other segment includes our more recent acquisitions in the distribution businesses, which had an impact on our consolidated gross profit margin of about 70 basis points. The distribution businesses had a minimal impact on the prior year fourth quarter as one business had been acquired in late December.
Selling and administrative expense, as a percent of net revenue, was 15.3% compared to 18.2% in the prior year quarter. Adjusted selling and administrative expense*, as a percent of net revenue, was 16.7% compared to 17.4% in the prior year quarter.
Net income was $68.7 million, or $2.42 per diluted share, compared to $29.4 million, or $0.99 per diluted share in the prior year quarter. Adjusted net income* was $69.2 million, or $2.43 per diluted share, compared to $42.2 million, or $1.42 per diluted share in the prior year quarter. Adjusted net income accounts for the impact of non-core items in both periods, including an addback for non-cash amortization expense related to acquisitions.
Adjusted EBITDA* was $115.4 million, a 54.3% increase from $74.8 million in the prior year quarter, largely due to strong sales growth, higher gross margin, and lower selling and administrative expenses as a percent of net revenue compared to the prior year quarter.
Full Year 2022 Results Overview
For the year ended December 31, 2022, net revenue was a record $2.7 billion, an increase of 35.6% from $2.0 billion in 2021. On a same branch basis, net revenue improved 24.6% from the prior year. Residential same branch sales growth was 29.2% for the year, attributable to improved price gains and end-market mix, which compared to an increase in total U.S. new residential construction housing unit completions of 3.7%. Our commercial end-market net revenue increased 15.2% with same branch sales growth of 6.6% in 2022. Same branch sales within our heavy commercial business experienced a decline of 3.8% over the prior year period.
Gross profit improved 40.4% to $827.8 million from $589.5 million in the prior year. Gross profit as a percentage of net revenue was 31.0%, compared to 29.9% for the same period last year. Adjusted gross profit* improved 40.3% to $828.4 million from $590.4 million in the prior year. Adjusted gross profit as a percent of total revenue was 31.0%, which adjusts for the Company’s share-based compensation expense and employee-related expenses associated with the COVID-19 pandemic, compared to 30.0% for the same period last year. Selling and administrative expense, as a percentage of net revenue, was 16.4% compared to 18.5% in the prior year. Adjusted selling and administrative expense*, as a percentage of net revenue was 16.3% compared to 17.7% in the prior year.
Net income was $223.4 million, or $7.74 per diluted share, compared to $118.8 million, or $4.01 per diluted share in the prior year. Adjusted net income* was $258.3 million, or $8.95 per diluted share, compared to $161.0 million, or $5.44 per diluted share in the prior year. Net income, as a percentage of net revenue, was 8.4%, compared to 5.5% in the prior year.
For the full year of 2022, adjusted EBITDA* was $439.3 million, a 53.9% increase from $285.4 million in the prior year. Adjusted EBITDA, as a percentage of net revenue, was 16.5%, compared to 14.5% in the prior year. Operating income was $345.4 million, a 83.8% increase from $187.9 million in the prior year. The incremental adjusted EBITDA margin* on same branch revenue growth was 26.6% (please refer to the Adjusted EBITDA Margin Contributions table at the end of this Press Release).
Net cash from operating activities was $277.9 million, compared to $138.3 million in the prior year. The 101% increase in cash from operating activities was largely driven by higher net income for the full year ended December 31, 2022, lower working capital requirements needed to support sales growth for the year, and proceeds from the termination of interest rate swap agreements.
Conference Call and Webcast
The Company will host a conference call and webcast on February 22, 2023 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through March 22, 2023, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13734651.

About Installed Building Products
Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 230 branch locations.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, our operations, industry and economic conditions, our financial and business model, payment of dividends, the demand for our services and product offerings, the potential impact of the ongoing COVID-19 pandemic, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, and expectations for demand for our services and our earnings. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the adverse impact of the ongoing COVID-19 pandemic; general economic and industry conditions; rising home prices; inflation and interest rates; the material price and supply environment; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.
*Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

Additional Information - Stock Repurchase Program
Under the repurchase program, the Company may purchase shares of its common stock through open market transactions, accelerated share repurchase transactions, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The timing and amount of any repurchases under this program will be determined by the Company’s management at its discretion based on a variety of factors, including the market price of our common stock, corporate considerations, general market and economic conditions, and legal requirements. The program may be modified, discontinued or suspended at any time or from time to time. The Company anticipates funding for this program to come from available corporate funds, including cash on hand and future cash flow.

INSTALLED BUILDING PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Net revenue	$686,489	$533,723	$2,669,844	$1,968,650
Cost of sales	469,094	377,401	1,842,060	1,379,131
Gross profit	217,395	156,322	827,784	589,519
Operating expenses
Selling	32,817	25,526	119,031	93,204
Administrative	87,185	71,749	335,688	272,391
Gains on acquisition earnouts	(15,125)	—	(16,109)	(1,035)
Amortization	10,035	10,282	43,763	37,079
Operating income	102,483	48,765	345,411	187,880
Other expense
Interest expense, net	9,905	10,061	41,574	32,842
Other (income) expense	(168)	57	530	(437)
Income before income taxes	92,746	38,647	303,307	155,475
Income tax provision	24,022	9,280	79,879	36,712
Net income	$68,724	$29,367	$223,428	$118,763
Other comprehensive (loss) gain, net of tax:
Net change on cash flow hedges, net of tax benefit (provision) of $757 and $(135) for the three months ended December 31, 2022 and 2021, respectively and $(14,381) and $(2,773) for the twelve months ended December 31, 2022 and 2021, respectively	(1,853)	774	40,787	8,536
Comprehensive income	$66,871	$30,141	$264,215	$127,299
Earnings Per Share:
Basic	$2.43	$1.00	$7.78	$4.04
Diluted	$2.42	$0.99	$7.74	$4.01
Weighted average shares outstanding:
Basic	28,282,922	29,404,225	28,708,166	29,367,676
Diluted	28,420,902	29,668,754	28,869,501	29,628,527

Cash dividends declared per share	$0.315	$0.300	$2.160	$1.200

INSTALLED BUILDING PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$229,627	$333,485
Investments	—	—
Accounts receivable (less allowance for credit losses of $9,549 and $8,717 at December 31, 2022 and December 31, 2021, respectively)	397,222	312,767
Inventories	176,629	143,039
Prepaid expenses and other current assets	80,933	70,025
Total current assets	884,411	859,316
Property and equipment, net	118,774	105,933
Operating lease right-of-use assets	76,174	69,871
Goodwill	373,555	322,517
Customer relationships, net	192,328	178,264
Other intangibles, net	91,145	86,157
Other non-current assets	42,545	31,144
Total assets	$1,778,932	$1,653,202
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Current maturities of long-term debt	$30,983	$30,839
Current maturities of operating lease obligations	26,145	23,224
Current maturities of finance lease obligations	2,508	1,747
Accounts payable	149,186	132,705
Accrued compensation	51,608	50,964
Other current liabilities	67,631	68,090
Total current liabilities	328,061	307,569
Long-term debt	830,171	832,193
Operating lease obligations	49,789	46,075
Finance lease obligations	6,397	3,297
Deferred income taxes	28,458	4,819
Other long-term liabilities	42,557	42,409
Total liabilities	1,285,433	1,236,362
Commitments and contingencies
Stockholders’ equity	—	—
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Common stock; $0.01 par value: 100,000,000 authorized, 33,429,557 and 33,271,659 issued and 28,306,482 and 29,706,401 shares outstanding at December 31, 2022 and December 31, 2021, respectively	334	333
Additional paid in capital	228,827	211,430
Retained earnings	513,095	352,543
Treasury stock; at cost: 5,123,075and 3,565,258 shares at December 31, 2022 and December 31, 2021, respectively	(289,317)	(147,239)
Accumulated other comprehensive income (loss)	40,560	(227)
Total stockholders’ equity	493,499	416,840
Total liabilities and stockholders’ equity	$1,778,932	$1,653,202

INSTALLED BUILDING PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Twelve months ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$223,428	$118,763
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	47,283	43,562
Amortization of operating lease right-of-use assets	26,631	22,258
Amortization of intangibles	43,763	37,079
Amortization of deferred financing costs and debt discount	1,912	1,354
Provision for credit losses	4,129	2,227
Write-off of debt issuance costs	—	1,767
Gain on sale of property and equipment	(1,419)	(1,840)
Noncash stock compensation	13,816	13,752
Gains on acquisition earnouts	(16,109)	(1,035)
Deferred income taxes	7,066	(438)
Other, net	(91)	3,223
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(76,486)	(16,775)
Inventories	(16,495)	(54,003)
Proceeds from termination of interest rate swap agreements	25,462	—
Other assets	(2,586)	(19,885)
Accounts payable	9,623	26,424
Income taxes receivable/payable	3,207	(4,403)
Other liabilities	(15,230)	(33,716)
Net cash provided by operating activities	277,904	138,314
Cash flows from investing activities
Purchases of investments	(344,388)	—
Maturities of short term investments	345,000	—
Purchases of property and equipment	(45,646)	(36,979)
Acquisitions of businesses, net of cash acquired of $523 and $1,707 in 2022 and 2021, respectively	(113,536)	(241,308)
Proceeds from sale of property and equipment	1,958	2,694
Other	(2,057)	(2,846)
Net cash used in investing activities	$(158,669)	$(278,439)

INSTALLED BUILDING PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(unaudited, in thousands)

	Twelve months ended December 31,
	2022	2021
Cash flows from financing activities
Proceeds from term loan	$—	$500,000
Payments on term loan	(5,000)	(200,000)
Proceeds from vehicle and equipment notes payable	30,940	27,834
Debt issuance costs	(655)	(7,520)
Principal payments on long-term debt	(30,173)	(26,301)
Principal payments on finance lease obligations	(2,306)	(2,125)
Acquisition-related obligations	(11,150)	(8,918)
Dividends paid	(62,671)	(35,294)
Repurchase of common stock	(137,556)	—
Surrender of common stock awards by employees	(4,522)	(5,586)
Net cash (used in) provided by financing activities	(223,093)	242,090
Net change in cash and cash equivalents	(103,858)	101,965
Cash and cash equivalents at beginning of period	333,485	231,520
Cash and cash equivalents at end of period	$229,627	$333,485
Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$40,278	$25,976
Income taxes, net of refunds	69,076	39,241
Supplemental disclosure of noncash activities
Right-of-use assets obtained in exchange for operating lease obligations	$32,677	$38,084
Release of indemnification of acquisition-related debt	980	2,036
Property and equipment obtained in exchange for finance lease obligations	6,241	2,735
Seller obligations in connection with acquisition of businesses	26,978	29,169
Unpaid purchases of property and equipment included in accounts payable	935	441

Information on Segments
In the first quarter of 2022, we realigned our operating segments. This change resulted in our Company having three operating segments consisting of Installation, Distribution and Manufacturing. The Other category reported below reflects the operations of our Distribution and Manufacturing operating segments.

INSTALLED BUILDING PRODUCTS, INC.
SEGMENT INFORMATION
(unaudited, in thousands)

	Three months ended December 31, 2022				Three months ended December 31, 2021
	Installation	Other	Eliminations	Consolidated	Installation	Other	Eliminations	Consolidated
Revenue	$641,013	$47,743	$(2,267)	$686,489	$522,239	$12,151	$(667)	$533,723
Cost of sales (1)	423,250	36,280	(1,811)	457,719	358,354	9,175	(493)	367,036
Segment gross profit	$217,763	$11,463	$(456)	$228,770	$163,885	$2,976	$(174)	$166,687
Segment gross profit percentage	34.0%	24.0%	20.1%	33.3%	31.4%	24.5%	26.1%	31.2%

	Twelve months ended December 31, 2022				Twelve months ended December 31, 2021
	Installation	Other	Eliminations	Consolidated	Installation	Other	Eliminations	Consolidated
Revenue	$2,513,557	$162,433	$(6,146)	$2,669,844	$1,941,543	$29,332	$(2,225)	$1,968,650
Cost of sales (1)	1,678,771	123,705	(4,826)	1,797,650	1,317,739	22,155	(1,701)	1,338,193
Segment gross profit	$834,786	$38,728	$(1,320)	$872,194	$623,804	$7,177	$(524)	$630,457
Segment gross profit percentage	33.2%	23.8%	21.5%	32.7%	32.1%	24.5%	23.6%	32.0%
(1) Cost of sales included in segment gross profit is exclusive of depreciation and amortization for the years ended December 31, 2022 and 2021.
The prior period disclosures in the above tables have been recast to conform to the current period segment presentation.
The reconciliation between consolidated segment gross profit for each period as shown in the tables above to consolidated income before income taxes is as follows:

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Segment gross profit - Consolidated	$228,770	$166,687	$872,194	$630,457
Depreciation and amortization (1)	11,375	10,365	44,410	40,938
Gross profit, as reported	217,395	156,322	827,784	589,519
Operating expenses	114,912	107,557	482,373	401,639
Operating income	102,483	48,765	345,411	187,880
Other expense, net	9,737	10,118	42,104	32,405
Income before income taxes	$92,746	$38,647	$303,307	$155,475
(1) Cost of sales included in segment gross profit is exclusive of depreciation and amortization for the years ended December 31, 2022 and 2021.

INSTALLED BUILDING PRODUCTS, INC.
REVENUE BY END MARKET
(unaudited, in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2022		2021		2022		2021
Installation
Residential new construction	$500,040	73%	$406,292	76%	$1,980,253	74%	$1,488,674	76%
Repair and remodel	42,015	6%	31,784	6%	151,761	6%	121,594	6%
Commercial	98,958	14%	84,163	16%	381,543	14%	331,275	17%
Net revenue - Installation	641,013	93%	522,239	98%	2,513,557	94%	1,941,543	99%
Other [1]	45,476	7%	11,484	2%	156,287	6%	27,107	1%
Net revenue, as reported	$686,489	100%	$533,723	100%	$2,669,844	100%	$1,968,650	100%
1 Net revenue for manufacturing operations are included in Other category for all periods presented to conform with our change in composition of operating segments.

Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.
We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.
Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.
We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED NET INCOME CALCULATIONS
(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.
Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Net income, as reported	68,724	29,367	223,428	$118,763
Adjustments for adjusted net income
Share based compensation expense	3,528	3,524	13,818	13,752
Acquisition related expenses	709	1,143	3,000	3,827
Gains on acquisition earnouts	(15,125)	—	(16,109)	(1,035)
COVID-19 expenses [1]	1	72	304	437
Gain on sale of assets	—	—	—	(499)
Amortization expense [2]	10,035	10,282	43,763	37,079
Write-off of capital loan costs	—	1,767	—	1,767
Legal Reserve	1,500	—	2,345	—
Tax impact of adjusted items at a normalized tax rate	(168)	(3,962)	(12,251)	(13,057)
Adjusted net income	$69,204	$42,193	$258,298	$161,034
Weighted average shares outstanding (diluted)	28,420,902	29,668,754	28,869,501	29,628,527
Diluted net income per share, as reported	$2.42	$0.99	$7.74	$4.01
Adjustments for adjusted net income, net of tax impact, per diluted share [4]	0.01	0.43	1.21	1.43
Diluted adjusted net income per share	$2.43	$1.42	$8.95	$5.44

1    Addback of employee pay, employee medical expenses, and legal fees directly attributable to COVID-19.
2     Addback of all non-cash amortization resulting from business combinations.
3     Normalized effective tax rate of 26.0% applied to periods presented.
4     Includes adjustments related to the items noted above, net of tax.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED GROSS PROFIT CALCULATIONS
(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Gross profit, as reported	$217,395	$156,322	$827,784	$589,519
Share based compensation expense	164	161	648	448
COVID-19 expense [1]	1	73	5	433
Adjusted gross profit	$217,560	$156,556	$828,437	$590,400

Gross profit margin	31.7%	29.3%	31.0%	29.9%
Adjusted gross profit margin	31.7%	29.3%	31.0%	30.0%
1     Addback of employee pay and employee medical expenses directly attributable to COVID-19.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS
(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Selling expense	$32,817	$25,526	$119,031	$93,204
Administrative expense	87,185	71,749	335,688	272,391
Gains on acquisition earnouts	(15,125)	—	(16,109)	(1,035)
Selling and Administrative, as reported	104,877	97,275	438,610	364,560
Share based compensation expense	3,364	3,363	13,170	13,304
Acquisition related expense	709	1,143	3,000	3,827
Gains on acquisition earnouts	(15,125)	—	(16,109)	(1,035)
COVID-19 expenses [1]	—	(1)	299	4
Legal reserve	1,500	—	2,345	—
Adjusted Selling and Administrative	$114,429	$92,770	$435,905	$348,460

Selling and Administrative - % Net Revenue	15.3%	18.2%	16.4%	18.5%
Adjusted Selling and Administrative - % Net Revenue	16.7%	17.4%	16.3%	17.7%
1    Addback of employee pay and employee medical expenses directly attributable to COVID-19.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED EBITDA CALCULATIONS
(unaudited, in thousands)

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Net income, as reported	$68,724	$29,367	$223,428	$118,763
Interest expense	9,905	10,061	41,574	32,842
Provision for income tax	24,022	9,280	79,879	36,712
Depreciation and amortization	22,164	21,345	91,045	80,641
EBITDA	124,815	70,053	435,926	268,958
Acquisition related expenses	709	1,143	3,000	3,827
Gains on acquisition earnouts	(15,125)	—	(16,109)	(1,035)
Share based compensation expense	3,528	3,524	13,818	13,752
COVID-19 expenses [1]	1	72	304	437
Gain on sale of assets	—	—	—	(499)
Legal reserve	1,500	—	2,345	—
Adjusted EBITDA	$115,428	$74,792	$439,284	$285,440

Net Profit Margin	10.0%	5.5%	8.4%	6.0%
Adjusted EBITDA Margin	16.8%	14.0%	16.5%	14.5%
1     Addback of employee pay and employee medical expenses, and legal fees directly attributable to COVID-19.

INSTALLED BUILDING PRODUCTS, INC.
SUPPLEMENTARY TABLE
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Period-over-period Growth
Consolidated Sales Growth	28.6%	20.9%	35.6%	19.1%
Consolidated Same Branch Sales Growth	20.2%	11.8%	24.6%	9.7%

Installation [1]
Sales Growth	22.7%	19.8%	29.5%	18.7%
Same Branch Sales Growth	20.0%	11.4%	24.5%	9.4%

Single-Family Sales Growth	20.8%	27.5%	33.5%	22.1%
Single-Family Same Branch Sales Growth	18.3%	18.8%	28.9%	14.4%

Multi-Family Sales Growth	38.0%	8.6%	31.8%	14.7%
Multi-Family Same Branch Sales Growth	37.3%	6.0%	31.0%	6.7%

Residential Sales Growth	23.3%	24.4%	33.2%	20.9%
Residential Same Branch Sales Growth	21.1%	16.7%	29.2%	13.2%

Commercial Sales Growth [2]	17.6%	7.2%	15.2%	10.8%
Commercial Same Branch Sales Growth	13.2%	(1.4)%	6.6%	(4.0)%

Other [1,3]
Sales Growth	292.9%	108.3%	453.8%	65.1%
Same Branch Sales Growth	38.3%	44.8%	41.5%	44.3%

Same Branch Sales Growth - Installation
Volume Growth [4]	(1.3)%	0.5%	5.5%	7.9%
Price/Mix Growth [4]	24.3%	13.5%	23.0%	3.3%

U.S. Housing Market [5]
Total Completions Growth	7.5%	(0.4)%	3.7%	4.2%
Single-Family Completions Growth	5.6%	4.0%	5.6%	6.1%
Multi-Family Completions Growth	14.5%	(12.5)%	(1.1)%	(0.3)%

1    During the three months ended March 31, 2022, we realigned our operating segments to reflect recent changes in our business. Prior period disclosures in the above table have been recast to conform to the current period segment presentation. The segment change has no impact on the Company's previously reported consolidated U.S. GAAP financial results.
2    Our commercial end market consists of heavy and light commercial projects.
3     Other business segment category includes our manufacturing and distribution businesses operating segments. As of 1Q22, Installation segment end market growth metrics exclude the manufacturing and distribution businesses. Our distribution businesses were acquired in December, 2021 and April, 2022.
4     The heavy commercial end market is excluded from these metrics given its much larger per-job revenue compared to our average job.
5     U.S. Census Bureau data, as revised.

INSTALLED BUILDING PRODUCTS, INC.
INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS
(unaudited, in thousands)

Revenue Increase
	Three months ended December 31,				Twelve months ended December 31,
	2022	% Total	2021	% Total	2022	% Total	2021	% Total
Same Branch	$107,610	70.4%	$52,078	56.5%	$484,101	69.0%	$159,545	50.6%
Acquired	45,157	29.6%	40,177	43.5%	217,094	31.0%	155,880	49.4%
Total	$152,767	100.0%	$92,255	100.0%	$701,195	100.0%	$315,425	100.0%

Adjusted EBITDA Margin Contributions
	Three months ended December 31,				Twelve months ended December 31,
	2022	% Margin	2021	% Margin	2022	% Margin	2021	% Margin
Same Branch	$36,112	33.6%	$3,231	6.2%	$128,920	26.6%	$17,242	10.8%
Acquired	4,524	10.0%	4,455	11.1%	24,924	11.5%	22,626	14.5%
Total	$40,636	26.6%	$7,686	8.3%	$153,844	21.9%	$39,868	12.6%

Source: Installed Building Products, Inc.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net